Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

CONTACT:	Otis Buchanan
Liquidmetal Technologies
949-206-8020
otis.buchanan@liquidmetal.com

Liquidmetal® Technologies Reports 2005 Third Quarter Results; Sequential Revenue Growth of 16% from Second Quarter 2005

LAKE FOREST, Ca. November 14, 2005-Liquidmetal® Technologies Inc. (OTC: LQMT) today announced financial results for the three months ended September 30, 2005.

Revenue for the third quarter was $4.3 million compared to $3.7 million in the second quarter of 2005, an increase of $0.6 million or 16%.

John Kang, Chairman and Chief Executive Officer of Liquidmetal Technologies states, “We continue to see solid developments in our business as reflected in the third quarter revenue growth.  This follows solid second quarter growth as well. We are very encouraged by our increased revenues and expect this trend to continue.  We experienced good growth in the orders from our key customers, Samsung, SanDisk, Vertu and Motorola, throughout the third quarter.  In fact, we expect their increased use of Liquidmetal as each customer will be launching new products and models in addition to existing products which seem to be gaining momentum in the marketplace. While these key customers are continuing to develop the foundation to our business, we are also very excited about the new partners who committed to Liquidmetal in the third quarter. Safilo, Thales and Socket, all leaders in their respective fields, will help accelerate our revenue growth as well as further establish our technology as truly being commercially ready.”

Bulk Alloy revenues were $2.8 million for the third quarter compared to $2.4 million in the second quarter, an increase of $0.4 million, which is primarily attributable to the introduction of new products by its customers. Loss before interest expense, discontinued

operations, impairment of long lived assets and expensing of options was $0.6 million compared to $1.3 million in the prior quarter.

Coatings revenues were $1.5 million for the third quarter compared to $1.3 million in the prior quarter, showing growth of 15% in business. Income before interest expense and discontinued operations was $0.4 million compared to $0.4 million in the prior quarter, which also shows stable profitability.

During the quarter, selling general and administrative costs was $2.4 million compared to $1.6 million in the second quarter, an increase of $0.8 million or 50%. This increase was due primarily to the cost for SOX compliance, professional fees and expensing of options. Research and development costs were flat, coming in at $0.2 million compared to $0.2 million in the second quarter.

Net loss for the third quarter was $3.3 million or $0.08 per share compared to $6.4 million or $0.15 per share in the second quarter. During Q2 the company also took an impairment of long lived assets of $3.4 million.

Commenting on the operations, Mr. Kang noted, “In the third quarter, we saw the evidence of the turn we have made in our business.  We saw solid revenue growth which we expect to continue in the fourth quarter. Our operating expenses are maintaining at the level that we have expected. As a result, we saw the net result in the combined business units of the bulk alloy and coatings having only operating loss of $0.2 million. As revenues continue to increase in the coming quarters and we increase the capacity utilization of our plant, we expect to see continued improvement in every aspect of our financials.  We are excited about the fundamental improvements in our business and believe we are finally reaching the point we have all been striving for this year which has been to end the year at a profitable run rate.”

As previously announced, Liquidmetal Technologies will host a conference call at 4:30 pm (EDT) on Monday, November 14, 2005 to discuss the results.

Listeners may access the conference call live over the Internet from Liquidmetal Technologies’ website http://ir.liquidmetal.com or at http://www.companyboardroom.com.

The dial-in-number to access this operator-assisted call is toll free 1-800-925-2151 or toll 1-913-981-5552 for International callers. Institutional investors can also access the call via CCBN’s password-protected event management site, StreetEvents http://www.streetevents.com.

About Liquidmetal Technologies

Liquidmetal Technologies (http://www.liquidmetal.com) is the leading developer, manufacturer, and marketer of products made from amorphous alloys. Amorphous alloys are unique materials that are characterized by a random atomic structure, in contrast to the crystalline atomic structure possessed by ordinary metals and alloys. Bulk Liquidmetal® alloys are two to three times stronger than commonly used titanium alloys, harder than tool steel, and relatively non-corrosive and wear resistant. Bulk Liquidmetal alloys can also be molded into precision net-shaped parts similar to plastics, resulting in intricate and sophisticated engineered designs. Liquidmetal Technologies is the first company to produce amorphous alloys in commercially viable bulk form, enabling significant improvements in products across a wide array of industries. The combination of a super alloy’s performance coupled with unique processing advantages positions Liquidmetal alloys for what the company believes will be The Third Revolution(TM) in material science.

This press release may contain “forward-looking statements” that involve risks and uncertainties, including statements regarding our anticipated financial results, as well as our plans, future events, objectives, expectations, forecasts, and the assumptions on which those statements are based. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and in some cases, words such as “believe,” “estimate,” “project,” “expect,” “intend,” “may,